Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2010, with respect to the consolidated financial statements and internal control over financial reporting (which report expressed an adverse opinion) included in the Annual Report of Landry’s Restaurants, Inc. on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement on Form S-4. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-4, and to the use of our name as it appears under the caption “Independent Registered Public Accountants”.

/s/ GRANT THORNTON LLP

Houston, Texas

July 23, 2010